News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3220

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Tom Sexton
Phone: 703-412-3231	Phone: 952-351-5597
E-mail: amanda.covington@atk.com	E-mail: thomas.sexton@atk.com

ATK Reports First Quarter Operating Results

ATK Reports First Quarter Book-to-Bill Ratio of 1.3

ATK Increases FY14 Full-Year Sales, EPS and Free Cash Flow Guidance, Reflecting Improved Performance and the Acquisition of Caliber Company

Arlington, Va., Aug. 1, 2013 — ATK (NYSE: ATK) today reported operating results for the first quarter of its Fiscal Year 2014, which ended on June 30, 2013. Orders were $1.4 billion, representing a book-to-bill ratio of approximately 1.3, driven by strong orders in the Aerospace and Sporting Groups, partially offset by orders decline in the Defense Group. First quarter sales were flat year over year at $1.1 billion. Excluding sales from contracts at the Radford Army Ammunition Plant (RFAAP), prior-year first quarter as adjusted sales were $1.0 billion (see reconciliation table for details). The increase relative to prior-year adjusted sales was due to increased sales in the Aerospace and Sporting Groups, partially offset by a sales decline in the Defense Group.

Margins in the first quarter were 11.6 percent compared to the prior-year quarter at 12.1 percent. Excluding sales and associated profit from RFAAP, prior-year as adjusted margins were 8.7 percent (see reconciliation table for details). The increase relative to prior-year adjusted margins was driven primarily by higher sales and profit in the Sporting Group and higher profit in the Defense Group. Net income for the quarter was up 1.7 percent to $72.1 million compared to $70.9 million in the prior-year quarter. Excluding sales and associated profit from RFAAP, prior-year as adjusted net income was $45.6 million (see reconciliation table for details). The increase relative to prior-year adjusted net income was due to higher profit, lower interest expense, and a lower tax rate.

Fully diluted earnings per share (EPS) were $2.24 compared to $2.16 in the prior year period. Excluding sales and associated profit from RFAAP, as adjusted EPS in the prior year was $1.39 (see reconciliation table for details). The increase relative to prior-year adjusted EPS was due to higher profit, lower interest expense, a lower tax rate, and reduced share count compared to the prior-year quarter. The acquisition of Caliber Company, parent company of Savage Sports Corporation, had minimal impact to the first quarter financial results, given the transaction was completed on June 21, 2013.

"ATK had a strong first quarter, where we continue to see positive momentum from disciplined capital deployment, operational excellence initiatives and investments in technology and new product development," said Mark DeYoung, ATK President and Chief Executive Officer. "Our continued focus is to generate superior shareholder returns over time through the application of affordable innovation and execution excellence as we develop and manufacture highly engineered products for our customers.

"The Company's completion of the Savage acquisition builds upon strong Sporting Group performance and market leadership with a well-respected and recognized brand in the long guns market. We are well underway with the integration of Savage and I am confident our wholesalers, retailers, distributors and consumers will find value in our robust portfolio of product offerings."

SUMMARY OF REPORTED RESULTS

The following tables present the company's and business groups' total sales (external and internal), income before interest, income taxes, and noncontrolling interest (operating profit) results for the first quarter of the fiscal year, which ended June 30, 2013 (in thousands).

Sales:

	Quarters Ended
	June 30, 2013	July 1, 2012	$ Change	% Change
Aerospace Group	$307,188	$299,942	$7,246	2.4%
Defense Group	474,816	546,170	(71,354)	(13.1)%
Sporting Group	358,310	278,964	79,346	28.4%
Eliminations	(61,571)	(42,775)	(18,796)	43.9%
Total sales	$1,078,743	$1,082,301	$(3,558)	(0.3)%

Operating Profit:

	Quarters Ended
	June 30, 2013	July 1, 2012	$ Change	% Change
Aerospace Group	$37,086	$34,950	$2,136	6.1%
Defense Group	62,088	91,361	(29,273)	(32.0)%
Sporting Group	44,117	20,794	23,323	112.2%
Corporate/Eliminations	(17,666)	(16,417)	(1,249)	7.6%
Total operating profit	$125,625	$130,688	$(5,063)	(3.9)%

SEGMENT RESULTS

ATK operates in a three business group structure: the Aerospace Group, the Defense Group and the Sporting Group.

AEROSPACE GROUP

First quarter sales increased 2.4 percent to $307.2 million, compared to $299.9 million in the prior-year period. The increase primarily reflects increased sales in the Space Components division.

Operating profit in the quarter increased 6.1 percent to $37.1 million, compared to $35.0 million in the prior-year quarter. The increase reflects improved profit expectations for Space Systems Operations programs.

DEFENSE GROUP

Sales in the first quarter decreased by 13.1 percent to $474.8 million compared to $546.2 million in the prior-year quarter. Excluding sales from RFAAP, prior-year as adjusted sales were $486.6 million (see reconciliation table for details). The decrease relative to prior-year adjusted sales was driven primarily by reduced sales in the Armament Systems division.

Operating profit for the quarter decreased 32.0 percent to $62.1 million, compared to $91.4 million in the prior-year quarter. Absent sales and profit related to RFAAP, prior-year as adjusted operating profit was $50.1 million (see reconciliation table for details). The increase relative to prior-year adjusted operating profit is primarily due to performance improvements as the current contracts for the Lake City Army Ammunition Plant near completion.

SPORTING GROUP

First quarter sales increased by 28.4 percent to $358.3 million, compared to $279.0 million in the prior-year quarter. First quarter results include $6.4 million of sales from Savage. Sporting Group sales are up year over year due to increased volume and previously announced price increases for ammunition, partially offset by a reduction in military accessories due to completion of programs.

Operating profit in the first quarter increased by 112.2 percent to $44.1 million, compared to $20.8 million in the prior-year quarter. This reflects increased volume and price increases noted above, product mix and $0.7 million of operating profit from Savage, partially offset by lower military accessories sales as noted above and facility rationalization costs.

 CORPORATE AND OTHER

In the first quarter, corporate and other expenses totaled $17.7 million, compared to expenses of $16.4 million in the prior-year quarter, primarily reflecting acquisition-related costs and increases in inter-company transaction eliminations, partially offset by lower pension costs. The tax rate decreased for the quarter to 35.5 percent from 36.1 percent in the prior-year period, reflecting the expiration of the federal R&D tax credit in the prior year (which was subsequently extended), partially offset by current-year nondeductible acquisition-related costs. Interest expense was $13.9 million, down from $19.8 million in the prior-year quarter, which reflects a lower average debt level in the quarter. Free cash flow use was $165.3 million in the first quarter, down from the use of $319.9 million in the prior-year quarter (see reconciliation table for details). The reduced use reflects lower pension contributions and the absence of the LUU flares settlement that was paid in the prior-year period. A total of $24 million in shares was repurchased in the quarter, bringing the total value of share repurchases to $84 million since ATK's Board of Directors established the two-year repurchase program.

OUTLOOK

FY14 expectations for the Savage acquisition are as follows: sales of $180 million to $190 million and EBIT of $25 million to $28 million, which reflects $9 million of inventory step-ups and $2 million of transaction costs.

ATK is raising its full-year FY14 sales guidance, including Savage, to a range of approximately $4.3 billion to $4.38 billion, up from previous guidance of $4.05 billion to $4.15 billion. The increase is due to Savage and increased Sporting Group expectations, partially offset by the Company's current expectations around FY14 impacts likely resulting from sequestration. Full-year FY14 EPS guidance is now $8.60 to $9.00, up from previous guidance of $7.50 to $7.90, reflecting Savage, updated sales expectations, and improved operating performance. Full-year FY14 free cash flow guidance is now in the range of $200 million to $225 million, up from $150 million to $175 million (see reconciliation table for details), due to Savage and improved performance. ATK now expects a full-year tax rate of approximately 35 percent, up from its previous guidance of approximately 34.5 percent.

ATK's FY14 guidance assumes that an appropriations bill or continuing resolution for Government Fiscal Year 2014 will continue to support and fund ATK's programs. FY14 guidance also assumes no disruption or shutdown of government operations resulting from a federal government debt ceiling breach and no cancellation or termination of any of ATK's significant programs.

"Our guidance reflects our confidence in ATK's performance," said Neal Cohen, ATK Executive Vice President and Chief Financial Officer. "We remain committed to delivering earnings growth and enhancing returns to our shareholders, while managing through uncertainties in our government customers' budgets and potential implications of sequestration. The acquisition of Savage complements the leading brands, unmatched distribution, innovative products and scale advantages in our Sporting Group, which is a world leader in shooting sports ammunition and accessories."

Reconciliation of Non-GAAP Financial Measures

Sales, Margins, and Earnings Per Share

The Sales, Margins, and EPS excluding the results of RFAAP are non-GAAP financial measures that ATK defines as Sales, Margins, and EPS excluding the impact of these items. ATK management is presenting these measures so a reader may compare Sales, Margins, and EPS excluding these items as the measures provide investors with an important perspective on the operating results of the Company. ATK management uses these measurements internally to assess business performance, and ATK’s definition may differ from those used by other companies. Amounts in the following tables are in thousands (except EPS data).

Total ATK for the Quarter Ended

July 1, 2012:

	Sales	EBIT	Margin	Taxes	After-tax	EPS
As reported	$1,082,301	$130,688	12.1%	$39,997	$70,829	$2.16
Radford	(59,600)	(41,300)		(16,107)	(25,193)	(0.77)
As adjusted	$1,022,701	$89,388	8.7%	$23,890	$45,636	$1.39

Defense Group for the Quarter Ended

July 1, 2012:

	Sales	EBIT	Margin
As reported	$546,170	$91,361	16.7%
Radford	(59,600)	(41,300)
As adjusted	$486,570	$50,061	10.3%

Free Cash Flow

Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, cash dividends, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity. Amounts in the following table are in thousands.

	Quarter ended June 30, 2013	Quarter ended July 1, 2012	Projected Year Ending March 31, 2014
Cash used for/provided by operating activities	$(135,763)	$(296,048)	$340,000–$365,000
Capital expenditures	(29,552)	(23,884)	~(140,000)
Free cash flow	$(165,315)	$(319,932)	$200,000–$225,000

ATK is an aerospace, defense, and commercial products company with operations in 21 states, Puerto Rico, and internationally. News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk, or on Twitter @ATK.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the profitability of commercial aerospace structures programs; uncertainties related to the development of NASA's new Space Launch System; demand for commercial and military ammunition; sales levels of firearms; changes in federal and state firearms and ammunition regulation; changes in governmental spending, budgetary policies, including the impacts of sequestration under the Budget Control Act of 2011, and product sourcing strategies; the company's competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with compliance and diversification into new markets, including international markets; assumptions regarding the company's long-term growth strategy; assumptions regarding growth opportunities in international and commercial markets; increases in commodity costs, energy prices, and production costs; assumptions regarding orders; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; cybersecurity and other industrial and physical security threats; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company's shares outstanding; the availability of capital market financing; changes to accounting standards or policies; changes in tax rules or pronouncements; economic conditions; and the company's capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions — including the related costs and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK's most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(preliminary and unaudited)

	QUARTERS ENDED
(Amounts in thousands except per share data)	June 30, 2013	July 1, 2012
Sales	$1,078,743	$1,082,301
Cost of sales	836,731	832,679
Gross profit	242,012	249,622
Operating expenses:
Research and development	10,425	14,008
Selling	42,764	40,527
General and administrative	63,198	64,399
Income before interest, income taxes, and noncontrolling interest	125,625	130,688
Interest expense	(13,890)	(19,815)
Interest income	67	65
Income before income taxes and noncontrolling interest	111,802	110,938
Income tax provision	39,661	39,997
Net income	72,141	70,941
Less net income attributable to noncontrolling interest	103	112
Net income attributable to Alliant Techsystems Inc.	$72,038	$70,829
Alliant Techsystems Inc.’s earnings per common share:
Basic	$2.26	$2.17
Diluted	$2.24	$2.16
Cash dividends paid per share	$0.26	$0.20

Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:
Basic	31,892	32,632
Diluted	32,099	32,741

Net income (from above)	$72,141	$70,941
Other comprehensive income net of tax:
Pension and other postretirement benefit liabilities:
Reclassification of prior service credits for pension and postretirement benefit plans recorded to net income, net of tax benefit of $2,830, and $845	(4,511)	(1,348)
Reclassification of net actuarial loss for pension and postretirement benefit plans recorded to net income, net of tax expense of $(14,319), and $(12,279)	22,653	19,584
Valuation adjustment for pension and postretirement benefit plans, net of tax (expense) benefit of $0, and $(770)	—	1,229
Change in fair value of derivatives, net of tax benefit of $3,817, and $2,818, respectively	(5,981)	(4,408)
Change in fair value of available-for-sale securities, net of tax benefit of $12, and $57, respectively	(20)	(90)
Total other comprehensive income	$12,141	$14,967

Comprehensive income	84,282	85,908
Less comprehensive income attributable to noncontrolling interest	103	112
Comprehensive income attributable to Alliant Techsystems Inc.	$84,179	$85,796

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	June 30, 2013	March 31, 2013
Assets
Current assets:
Cash and cash equivalents	$99,285	$417,289
Net receivables	1,347,638	1,312,573
Net inventories	370,221	315,064
Income tax receivable	—	22,066
Deferred income tax assets	106,259	106,566
Other current assets	50,988	45,174
Total current assets	1,974,391	2,218,732
Net property, plant, and equipment	622,338	602,320
Goodwill	1,411,381	1,251,536
Noncurrent deferred income tax assets	36,639	95,007
Deferred charges and other non-current assets	337,805	215,415
Total assets	$4,382,554	$4,383,010
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$250,000	$50,000
Accounts payable	165,014	337,713
Contract advances and allowances	100,810	119,491
Accrued compensation	94,668	137,630
Accrued income taxes	5,866	—
Other accrued liabilities	287,482	262,021
Total current liabilities	903,840	906,855
Long-term debt	1,013,176	1,023,877
Postretirement and postemployment benefits liabilities	91,632	94,087
Accrued pension liability	679,079	719,172
Other long-term liabilities	125,700	126,458
Total liabilities	2,813,427	2,870,449
Commitments and contingencies
Common stock - $.01 par value:
Authorized - 180,000,000 shares
Issued and outstanding—32,097,363 shares at June 30, 2013 and 32,318,295 shares at March 31, 2013	321	323
Additional paid-in-capital	531,575	534,137
Retained earnings	2,547,149	2,483,483
Accumulated other comprehensive loss	(816,163)	(828,304)
Common stock in treasury, at cost—9,458,086 shares held at June 30, 2013 and 9,237,154 shares held at March 31, 2013	(704,250)	(687,470)
Total Alliant Techsystems Inc. stockholders’ equity	1,558,632	1,502,169
Noncontrolling interest	10,495	10,392
Total equity	1,569,127	1,512,561
Total liabilities and equity	$4,382,554	$4,383,010

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	QUARTERS ENDED
(Amounts in thousands)	June 30, 2013	July 1, 2012
Operating activities
Net income	$72,141	$70,941
Adjustments to net income to arrive at cash used for operating activities:
Depreciation	23,143	26,383
Amortization of intangible assets	2,734	2,983
Amortization of debt discount	1,799	1,679
Amortization of deferred financing costs	899	1,011
Deferred income taxes	54	3
Loss on disposal of property	87	140
Share-based plans expense	3,012	3,222
Excess tax benefits from share-based plans	(622)	—
Changes in assets and liabilities:
Net receivables	(868)	(137,889)
Net inventories	(18,208)	(19,068)
Accounts payable	(175,904)	(117,570)
Contract advances and allowances	(18,681)	(783)
Accrued compensation	(46,601)	(22,291)
Accrued income taxes	30,865	38,684
Pension and other postretirement benefits	(12,918)	(105,060)
Other assets and liabilities	3,305	(38,433)
Cash used for operating activities	(135,763)	(296,048)
Investing activities
Capital expenditures	(29,552)	(23,884)
Acquisition of business, net of cash acquired	(313,963)	—
Proceeds from the disposition of property, plant, and equipment	5,190	2
Cash used for investing activities	(338,325)	(23,882)
Financing activities
Borrowings on line of credit	200,000	—
Payments made on bank debt	(12,500)	(5,000)
Purchase of treasury shares	(24,322)	(24,997)
Dividends paid	(8,372)	(6,530)
Proceeds from employee stock compensation plans	656	—
Excess tax benefits from share-based plans	622	—
Cash provided by(used for) financing activities	156,084	(36,527)
Decrease in cash and cash equivalents	(318,004)	(356,457)
Cash and cash equivalents - beginning of period	417,289	568,813
Cash and cash equivalents - end of period	$99,285	$212,356